UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 4, 2007

Technical Communications Corporation

(Exact name of registrant as specified in its charter)

Massachusetts	0-8588	04-2295040
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Domino Drive, Concord, MA	01742
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (978) 287-5100

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On April 4, 2007, Technical Communications Corporation entered into a lease agreement with Batstone, LLC for the Company’s current facilities located at 100 Domino Drive, Concord, MA 01742. A copy of the agreement dated April 4, 2007 describing the agreement is attached as Exhibit 10.1 to this report and incorporated herein.

The lease provides for an initial term of five years through March 31, 2012 at an annual rental payment of $159,229. The lease also grants the Company the option to renew for two additional two and one-half year periods at an annual rental payment of $170,602.50. The leased premises are approximately 22,747 square feet to be used for office, research and development and assembly activities.

The Company is obligated to pay its proportionate share of real estate taxes and assessments, as well as its proportionate shares of certain operating costs, including ice and snow removal and regular ground maintenance. The Company also is responsible for maintaining all interior portions of the leased premises, while the landlord is responsible for the building and structure of the building of which the leased premises are a part, in addition to the surrounding parking areas.

Item 9.01	Financial Statements and Exhibits.

a.	Financial statements of businesses acquired. Not applicable.

b.	Pro forma financial information. Not applicable.

c.	Shell company transactions. Not applicable.

d.	Exhibits.

Exhibit No.	Title
10.1	Standard Form Commercial Lease Agreement between Technical Communications Corporation and Batstone, LLC dated as of April 4, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Technical Communications Corporation

Dated: April 6, 2007	By:	/s/ Carl H. Guild, Jr.
Carl H. Guild, Jr.
President and Chief Executive Officer